Exhibit 99.2

Source: Brilliant Acquisition

June 26, 2020 21:00 ET

Brilliant Acquisition Corporation Announces Closing of $40 Million Initial Public Offering

New York, June 26, 2020 (GLOBE NEWSWIRE) -- Brilliant Acquisition Corporation (Nasdaq: BRLIU, the “Company”) announced today that it closed its initial public offering of 4,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $40,000,000.

The Company’s units began trading on the Nasdaq Capital Market (“Nasdaq”) on June 24, 2020 and trade under the ticker symbol “BRLIU.” Each unit consists of one ordinary share, one right entitling the holder to 1/10 of one ordinary share, and one warrant to purchase one ordinary share at a price of $11.50. Once the securities comprising the units begin separate trading, the ordinary shares, rights, and warrants are expected to be listed on Nasdaq under the symbols “BRLI,” “BRLIR,” and “BRLIW,” respectively.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $40,000,000 (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of June 26, 2020, reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

RAITI, PLLC acted as counsel to the Company and Graubard Miller acted as counsel to the underwriters.

EarlyBirdCapital, Inc., acted as lead book running manager. I-Bankers Securities, Inc., acted as co-manager.

About the Company

Brilliant Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or country, but the Company intends to initially focus on targets operating in the Asia-Pacific markets. Specifically, the Company intends to focus on sectors and industries within the Asia-Pacific region that can leverage emerging favorable demographic, political, and economic trends, including current economic and business trends throughout Singapore, China, Indonesia, Vietnam, as well other Asia-Pacific jurisdictions.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 23, 2020. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward- looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Dr. Peng Jiang

Chief Executive Officer

Brilliant Acquisition Corporation

+ (86) 021-80125497